WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                   Senior Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


   WERNER ENTERPRISES REPORTS IMPROVED OPERATING REVENUES AND EARNINGS

Omaha, Nebraska, July 18, 2005:
------------------------------

     Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation companies, reported improved operating revenues and earnings for the second quarter ended June 30, 2005.

     Operating revenues increased 18% to $485.8 million compared to $411.1 million in second quarter 2004. Net income increased 17% to $25.3 million compared to $21.6 million in second quarter 2004. Earnings per share for second quarter 2005 were $.31 per share, or 17% higher than the $.27 per share earned in second quarter 2004.

     "Solid freight demand, our continued emphasis on strong partner customer relationships, and effective cost management contributed to our positive financial results," said Chairman and Chief Executive Officer, Clarence (C.L.) Werner. "Thanks to the combined efforts of the outstanding men and women of Werner Enterprises, we achieved our fifteenth consecutive quarter of improved year-over-year earnings."

     For most of second quarter 2005, our freight demand exceeded our available truck capacity. We experienced the anticipated seasonal improvement in demand from April to June. However, freight demand during second quarter 2005 was not as strong as the abnormally strong freight market of second quarter 2004.

     In our second quarter earnings release of a year ago, we stated that "Management has continued to keep its truck capacity commitments with its partner customers, rather than shifting truck capacity to other non-partner customers that have freight available at attractive rates in this improving freight market. The Company believes that standing by its truck capacity commitments with partner customers is in the best long-term interests of the Company." During 2004 we made the business decision to designate a portion of our non-committed truck capacity to be available for use by our partner customers. In the short run, this limited the amount of spot-market, premium-rated freight we transported. However, in the long run, our partner customers responded favorably to this decision. Over the past year, our partner customer relationships have grown stronger.

     A substantial portion of our freight base is under contract with customers and provides for annual pricing increases. Many of our non-dedicated fleet contracts renew in the latter part of third quarter and during fourth quarter. There are several inflationary cost pressures that are impacting truckload carriers, including driver pay, rising fuel costs, new truck engine emission costs, tolls, and other costs. We have taken several actions to limit or delay these cost increases and are keeping our customers informed of our efforts. We are working with our customers to develop solutions that drive cost out of their freight network, such as dedicated fleets, designated lanes, continuous moves, and multi-customer freight optimization. To recoup unavoidable cost increases, management will be seeking freight rate increases during the upcoming contract renewal period.

     The driver market remains extremely challenging. Steps we took to strengthen driver recruiting are helping to offset higher driver turnover. By placing more emphasis on training student drivers, increasing the frequency of driver home time, providing drivers with a newer truck, and maximizing productivity within the federal hours of service regulations, we are obtaining an adequate number of drivers. However, the supply of qualified truck drivers remains visibly constrained due to alternative jobs that are available with a solid economy and inadequate demographic growth for the industry's targeted driver base over the next several years.

     Fuel prices (excluding fuel taxes) rose for the eighth consecutive quarter in second quarter 2005. Fuel averaged 51 cents a gallon, or 45%, higher in second quarter 2005 compared to second quarter 2004. Sequentially, average prices rose 19 cents a gallon from first quarter 2005 to second quarter 2005. Fuel expense had a two cent negative impact on earnings per share in second quarter 2005 compared to second quarter 2004, after considering fuel surcharge collections and the cost impact of higher owner-operator fuel reimbursements (which is included in rent and purchased transportation expense) and lower miles per gallon due to truck engine emissions changes. The strength of the Company's fuel surcharge programs and the support of our partner customers helped to lessen the impact of fuel on earnings. Fuel prices recently increased in June and July. Assuming fuel prices remain at today's price levels throughout the remainder of third quarter 2005, the negative impact of fuel expense on earnings for third quarter 2005 compared to third quarter 2004 is estimated to be in the range of approximately two cents to three cents per share. If fuel prices average ten cents per gallon higher than today's price levels throughout the remainder of third quarter 2005, the negative impact of fuel expense on earnings for third quarter 2005 compared to third quarter 2004 is estimated to be in the range of three cents to four cents per share.

     All truckload carriers will be required to use new ultra-low sulfur fuel for all of their existing trucks beginning in mid-2006. Fuel supply and delivery issues may cause pricing to increase, and preliminary estimates are that the new ultra-low sulfur fuel will cause an approximate 1% to 3% decline in fuel miles per gallon. The Company expects to begin testing a few January 2007 compliant test engines using ultra-low sulfur fuel in third quarter 2005. We will also begin testing ultra-low sulfur fuel on existing company trucks in third quarter 2005 to determine the impact on our fuel mile per gallon.

     The average age of the Company's truck fleet declined to 1.44 years as of June 30, 2005 compared to 1.71 years as of June 30, 2004. The percentage of the Company's truck fleet with post-October 2002 engines increased to 68% as of June 30, 2005 compared to 23% as of June 30, 2004. It is the Company's intention to continue to keep its fleet as new as possible, in advance of the federally mandated engine emission standards, which are required for all newly-manufactured trucks beginning in January 2007.

     The Company's wholly-owned subsidiary, Fleet Truck Sales, is one of the largest domestic class 8 truck sales companies and has been in business since 1992. As a result of increased unit sales and continued solid used truck pricing trends for our late-model, driver-preferred trucks, gains on sales of assets, primarily trucks, increased to $3.6 million in second quarter 2005 compared to $3.4 million in second quarter 2004. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in the Company's income statement.

      To provide customers with additional sources of capacity, the Company has been rapidly growing its non-asset based Value Added Services (VAS) division. VAS includes truck brokerage, freight transportation management, intermodal, and multimodal service offerings.


Value Added Services (amounts in 000's)          2Q05                2Q04
---------------------------------------    ----------------    ----------------
Revenues                                   $55,555   100.0%    $38,986   100.0%
Gross margin                                 5,150     9.3%      3,668     9.4%
Operating income                             1,916     3.4%      1,169     3.0%


      Werner's expansion of its VAS service offerings assists customers by providing needed capacity while driving cost out of their freight system. The Company's VAS business operates with a lower operating income percentage, but is realizing a substantially higher return on assets than the more capital-intensive truckload business due to the lower equipment investment. A comparison of the Company's truckload and VAS operating ratios for second quarter 2005 and 2004 is shown below.


Operating Ratios                          2Q05           2Q04         Difference
----------------                       ----------     ----------      ----------
Truckload Transportation Services        90.7%          90.8%           -0.1%
Value Added Services                     96.6           97.0            -0.4


      Higher fuel prices and higher fuel surcharge collections have the effect of increasing the Total Company operating ratio and the Truckload Transportation Services segment's operating ratio. Eliminating this sometimes volatile source of revenue provides a more consistent basis for comparing the results of operations from period to period. The Truckload Transportation Services segment's operating ratio for second quarter 2005 and second quarter 2004 would be 89.4% and 90.2%, respectively, if fuel surcharge revenues are excluded from revenues and netted against operating expenses.

       The   Company's   financial  position  remains  strong.    Werner
Enterprises is debt-free and has no truck or trailer operating leases and, therefore, has no off-balance sheet debt. Stockholders' equity has grown to $815.8 million, or $10.27 per share. The Company's cash position declined to $51.1 million as of June 30, 2005 compared to $96.1 million as of March 31, 2005 due to higher than normal capital expenditures for new trucks and increased current income taxes resulting from changes in tax regulations and the timing of estimated tax payments.

     The Company's continuing goal is to improve its annual operating margin to 10% or better before increasing the Company's fleet growth rate, assuming an adequate supply of drivers is available.



                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter       % of       Quarter       % of
                              Ended      Operating     Ended      Operating
                             6/30/05     Revenues     6/30/04     Revenues
                             --------    ---------    --------    ---------

Operating revenues           $485,789        100.0    $411,115        100.0
                             --------    ---------    --------    ---------

Operating expenses:
   Salaries, wages and
     benefits                 141,332         29.1     134,296         32.6
   Fuel                        78,064         16.1      50,105         12.2
   Supplies and maintenance    39,921          8.2      34,802          8.4
   Taxes and licenses          29,465          6.1      27,428          6.7
   Insurance and claims        21,838          4.4      20,022          4.9
   Depreciation                40,539          8.3      35,644          8.7
   Rent and purchased
     transportation            90,342         18.6      71,201         17.3
   Communications and
     utilities                  5,134          1.1       4,450          1.1
   Other                       (2,974)        (0.6)     (1,824)        (0.4)
                             --------    ---------    --------    ---------
      Total operating
        expenses              443,661         91.3     376,124         91.5
                             --------    ---------    --------    ---------
Operating income               42,128          8.7      34,991          8.5
                             --------    ---------    --------    ---------

Other expense (income):
   Interest expense                 2          0.0           4          0.0
   Interest income               (822)        (0.1)       (551)        (0.1)
   Other                           46          0.0          57          0.0
                             --------    ---------    --------    ---------
      Total other expense
        (income)                 (774)        (0.1)       (490)        (0.1)
                             --------    ---------    --------    ---------

Income before income taxes     42,902          8.8      35,481          8.6
Income taxes                   17,607          3.6      13,861          3.3
                             --------    ---------    --------    ---------
Net income                    $25,295          5.2     $21,620          5.3
                             ========    =========    ========    =========

Diluted shares outstanding     80,692                   80,891
                             ========                 ========
Diluted earnings per share       $.31                     $.27
                             ========                 ========


                                    OPERATING STATISTICS
                                  (Quarter Ended June 30)
                               2Q05      % Change       2Q04
                             --------    ---------    --------
Trucking revenues, net of
  fuel surcharge (1)         $371,612       8.7%      $341,966
Trucking fuel surcharge
  revenues (1)                 51,967     116.4%        24,016
Non-trucking revenues,
  including VAS (1)            59,065      38.5%        42,639
Other operating revenues (1)    3,145      26.1%         2,494
                             --------                 --------
     Operating revenues (1)  $485,789      18.2%      $411,115
                             ========                 ========

Average monthly miles per
  tractor                      10,199      -0.5%        10,254
Average revenues per total
  mile (2)                     $1.389       5.4%        $1.318
Average revenues per loaded
  mile (2)                     $1.578       6.5%        $1.482
Average percentage of empty
  miles                         11.99%      8.7%         11.03%
Average trip length in
  miles (loaded)                  566      -3.7%           588
Total miles (loaded and
  empty) (1)                  267,547       3.1%       259,384
Average tractors in service     8,744       3.7%         8,432
Average revenues per
  tractor per week (2)         $3,269       4.8%        $3,119
Capital expenditures, net (1) $73,630                  $40,603
Cash flow from operations (1) $29,246                  $65,000
Return on assets (annualized)     8.0%                     7.5%
Total tractors (at quarter
  end)
     Company                    7,820                    7,520
     Owner-operator               930                      930
                             --------                 --------
          Total tractors        8,750                    8,450

Total trailers (at quarter
  end)                         24,090                   22,920


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                           Six Months       % of      Six Months       % of
                              Ended      Operating       Ended      Operating
                             6/30/05      Revenues      6/30/04      Revenues
                           ----------    ---------    ----------    ---------

Operating revenues           $941,051        100.0      $797,395        100.0
                           ----------    ---------    ----------    ---------

Operating expenses:
   Salaries, wages and
     benefits                 281,554         29.9       267,608         33.6
   Fuel                       145,692         15.5        95,857         12.0
   Supplies and maintenance    76,675          8.1        67,696          8.5
   Taxes and licenses          58,243          6.2        54,940          6.9
   Insurance and claims        45,038          4.8        39,529          5.0
   Depreciation                80,176          8.5        70,629          8.9
   Rent and purchased
     transportation           172,909         18.4       134,351         16.8
   Communications and
     utilities                 10,576          1.1         8,998          1.1
   Other                       (4,777)        (0.5)       (2,063)        (0.3)
                           ----------    ---------    ----------    ---------
      Total operating
        expenses              866,086         92.0       737,545         92.5
                           ----------    ---------    ----------    ---------
Operating income               74,965          8.0        59,850          7.5
                           ----------    ---------    ----------    ---------

Other expense (income):
   Interest expense                 6          0.0             6          0.0
   Interest income             (1,787)        (0.1)       (1,086)        (0.1)
   Other                           73          0.0            94          0.0
                           ----------    ---------    ----------    ---------
      Total other expense
        (income)               (1,708)        (0.1)         (986)        (0.1)
                           ----------    ---------    ----------    ---------

Income before income taxes     76,673          8.1        60,836          7.6
Income taxes                   31,457          3.3        23,648          2.9
                           ----------    ---------    ----------    ---------
Net income                    $45,216          4.8       $37,188          4.7
                           ==========    =========    ==========    =========

Diluted shares outstanding     80,754                     81,116
                           ==========                 ==========
Diluted earnings per share       $.56                       $.46
                           ==========                 ==========


                                     OPERATING STATISTICS
                                  (Six Months Ended June 30)
                               YTD05       % Change       YTD04
                             ---------    ----------    ---------
Trucking revenues, net of
  fuel surcharge (1)          $729,478        8.6%       $671,699
Trucking fuel surcharge
  revenues (1)                  92,903      121.3%         41,987
Non-trucking revenues,
  including VAS (1)            112,742       42.9%         78,892
Other operating revenues (1)     5,928       23.1%          4,817
                              --------                  ---------
     Operating revenues (1)   $941,051       18.0%       $797,395
                              ========                  =========

Average monthly miles per
  tractor                       10,066       -0.8%         10,144
Average revenues per total
  mile (2)                      $1.391        6.3%         $1.309
Average revenues per loaded
  mile (2)                      $1.579        7.0%         $1.476
Average percentage of empty
  miles                          11.88%       4.6%          11.36%
Average trip length in
  miles (loaded)                   569       -2.6%            584
Total miles (loaded and
  empty) (1)                   524,393        2.2%        513,337
Average tractors in service      8,682        2.9%          8,434
Average revenues per
  tractor per week (2)          $3,231        5.5%         $3,063
Capital expenditures, net (1) $152,661                    $73,024
Cash flow from operations (1)  $96,271                   $124,508
Return on assets (annualized)      7.2%                       6.5%
Total tractors (at quarter
  end)
     Company                     7,820                      7,520
     Owner-operator                930                        930
                            ----------                 ----------
          Total tractors         8,750                      8,450

Total trailers (at quarter
  end)                          24,090                     22,920


(1)    Amounts in thousands.
(2)    Net of fuel surcharge revenues.


                                                    BALANCE SHEET DATA
                                          (In thousands, except share amounts)



                                           6/30/05                     12/31/04
                                         -----------                 -----------
                                         (Unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                 $51,057                    $108,807
   Accounts receivable, trade, less
     allowance of $8,590 and $8,189,
       respectively                          198,789                     186,771
   Other receivables                          11,760                      11,832
   Inventories and supplies                   10,152                       9,658
   Prepaid taxes, licenses and permits         8,279                      15,292
   Current deferred income taxes              18,791                           -
   Income taxes receivable                     7,672                         768
   Other current assets                       17,466                      18,128
                                         -----------                 -----------
      Total current assets                   323,966                     351,256
                                         -----------                 -----------

Property and equipment                     1,477,085                   1,374,649
Less - accumulated depreciation              540,833                     511,651
                                         -----------                 -----------
      Property and equipment, net            936,252                     862,998
                                         -----------                 -----------

Other non-current assets                      15,043                      11,521
                                         -----------                 -----------

                                          $1,275,261                  $1,225,775
                                         ===========                 ===========

LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
   Accounts payable                          $53,789                     $49,618
   Insurance and claims accruals              64,985                      55,095
   Accrued payroll                            19,280                      19,579
   Income taxes payable                        9,082                         475
   Current deferred income taxes                   -                      15,569
   Other current liabilities                  17,607                      17,230
                                         -----------                 -----------
      Total current liabilities              164,743                     157,566
                                         -----------                 -----------

Insurance and claims accruals,
  net of current portion                      87,301                      84,301

Deferred income taxes                        207,424                     210,739

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     79,419,695 and 79,197,747 shares
     outstanding, respectively                   805                         805
   Paid-in capital                           105,588                     106,695
   Retained earnings                         730,294                     691,035
   Accumulated other comprehensive loss         (361)                       (861)
   Treasury stock, at cost;
     1,113,841 and 1,335,789 shares,
     respectively                            (20,533)                    (24,505)
                                         -----------                 -----------
      Total stockholders' equity             815,793                     773,169
                                         -----------                 -----------
                                          $1,275,261                  $1,225,775
                                         ===========                 ===========


     Werner Enterprises is a full-service transportation company providing truckload and logistics services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload transportation companies with a fleet of 8,750 trucks and 24,090 trailers.

      Werner  Enterprises' common stock is traded on  The  Nasdaq  Stock
Market   under  the  symbol  WERN.   The  Werner  website   address   is
www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2004. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.